Exhibit 99.2

CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Senior Vice President, Director of Corporate Communications
215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION ANNOUNCES NEW SHARE REPURCHASE PLAN

SOUDERTON, Pa., October 23, 2013 – Univest Corporation of Pennsylvania (NASDAQ: UVSP) (“Univest”), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced its Board of Directors has authorized a new share repurchase plan under which the Company may repurchase up to 800,000 shares of common stock, or approximately 5% of the shares outstanding at September 30, 2013.

“We are pleased to announce this share repurchase plan, which reflects the Board’s ongoing commitment to maximizing shareholder value while continuing to focus on our long-term strategic direction,” said William S. Aichele, chairman and chief executive officer of Univest Corporation of Pennsylvania. “Univest’s strong balance sheet allows it to utilize the share repurchase program to return cash to shareholders, while also maintaining the financial flexibility to reinvest in the business and pursue attractive growth opportunities.”

Univest’s new share repurchase plan was put into place as a result of the 2007 Board approved share repurchase program being substantially completed at September 30, 2013. Total shares outstanding at September 30, 2013 totaled 16,288,597.

About Univest Corporation

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (UVSP) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester and Montgomery counties and the Lehigh Valley. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

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This press release of Univest Corporation and the reports Univest Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation is engaged; (6) technological issues which may adversely affect Univest Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation files with the Securities and Exchange Commission. Univest Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.